U.S. MICROBICS, INC.
                             5922-B FARNSWORTH COURT
                               CARLSBAD, CA 92008

                                  760-918-1860



                                  May 12, 2000


United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C. 20549

        Re: DELAYING AMENDMENT, REGISTRATION STATEMENT ON FORM SB-2,
            FILE NO. 333-36404, U.S. MICROBICS, INC. (THE "COMPANY")

Ladies and Gentlemen:

         In accordance with your request, the Company files herewith this delaying amendment in the following form:

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursaunt to said Section 8(a), may determine.

                                                     Sincerely,

                                                     U.S. Microbics, Inc.

                                                     /s/ ROBERT C. BREHM
                                                     ---------------------------
                                                     Robert C. Brehm
                                                     Chief Executive Officer